COSMETIC
CENTER


Contact:   Wendi Kopsick or Michael Freitag
                  Kekst and Company
                  (212) 521-4800

                                                           For Immediate Release

                 COSMETIC CENTER TO REORGANIZE UNDER CHAPTER 11

         - Company Secures $50 Million Debtor-in-Possession Financing -

COLUMBIA, MARYLAND, April 16, 1999 -- The Cosmetic Center, Inc. (Nasdaq: COSCC) today announced that it has filed a voluntary petition to reorganize under Chapter 11 of the Bankruptcy Code. The Company believes the filing will enable it to take the necessary steps to revitalize its business and position the Company for success in the future.

In connection with today's court filing, the Company said it has received a commitment for a $50 million debtor-in-possession financing facility from BankBoston Retail Finance and Congress Financial Corporation. Financing is subject to final documentation and court approval. This financing is expected to provide funding for all post-petition trade and employee obligations, as well as the Company's ongoing operating needs during the restructuring process.

Separately, the Company also reported that Betsy Burton, President and Chief Executive Officer, and Dwight Crawley, Chief Financial Officer, have resigned. Kevin Regan, a 23-year retail veteran and currently a director with the firm of PricewaterhouseCoopers, will assume the position of Chief Executive Officer, effective immediately. Kemp Woolen, formerly Controller of Financial Reporting for the Company, has been promoted to Vice President-Chief Accounting Officer.

In addition, the Company said that Ms. Burton, Thomas Brown and Robert Germano have resigned from its Board of Directors. Mr. Regan and Robert Ramsey, Senior Vice President-Merchandising and Marketing of Cosmetic Center, have been appointed to the Board, effective immediately. Mr. Ramsey, who will also serve as Vice Chairman, has previously held senior positions in a number of national retail organizations, including Drug Emporium and Total Beverage, an affiliate of the Dart Group.

Following the previously announced closing of 116 underperforming stores and corporate downsizing, the Company will operate 31 Cosmetic Center stores primarily in Maryland and Virginia and 93 Prestige Fragrances & Cosmetics outlet stores in 27 states.

Certain statements contained in this press release are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements referring to future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

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